March 11, 2016

State Street Bank and Trust Company
Transfer Agency
100 Huntington Ave
Copley Place Tower 2, Floor 3
Boston, MA 02116
Attention: Senior Vice President and Senior Managing Counsel

Re: PRINCIPAL EXCHANGE-TRADED FUNDS (the "Trust")
Ladies and Gentlemen:
Please be advised that the undersigned Trust has established two new series of shares to be known as Principal Price Setters Index ETF and Principal Shareholder Yield Index ETF, respectively (the "Fund(s)").
In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Services Agreement dated as of May 21, 2015 by and among State Street Bank and Trust Company ("State Street") and each registered investment company party thereto (as amended, modified, or supplemented from time to time, the "Agreement"), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Fund(s) under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.
Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PRINCIPAL EXCHANGE-TRADED FUNDS
on behalf of:
PRINCIPAL PRICE SETTERS INDEX ETF
PRINCIPAL SHAREHOLDER YIELD INDEX ETF

		By:	/s/ Layne Rasmussen
Name: Layne Rasmussen
Title: VP, Controller, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President, Duly Authorized

711 High Street, Des Moines, Iowa 50392 (515) 247-5111